EXECUTION VERSION
AMENDMENT NO. 2 TO
AGREEMENT AND DECLARATION OF TRUST OF
ETF MANAGERS TRUST

This Amendment No. 2 dated as of January 12, 2024 (herein called the “Amendment”) to that certain Agreement and Declaration of Trust of ETF Managers Trust, a Delaware statutory trust formerly known as FactorShares Trust (the “Trust”), adopted June 30, 2009, as amended as of September 24, 2009 and June 20, 2016 (as amended, supplemented, or otherwise modified, the “Trust Agreement”), by the Trustees thereunder, and by the holders of Shares to be issued by the Trust, is hereby made and entered into by the undersigned Board of Trustees. Capitalized terms used herein without definition shall have the meanings given to them in the Trust Agreement.

RECITALS

WHEREAS, the Board of Trustees desires to amend the Trust Agreement upon the terms and conditions set forth below;

WHEREAS, the Trust Agreement may be restated and/or amended at any time by an instrument in writing signed by not less than a majority of the Board of Trustees, and, to the extent required by the Trust Agreement, the 1940 Act or the requirements of any securities exchange on which Shares are listed for trading, by approval of such amendment by the Shareholders in accordance with Article III, Section 6 and Article V of the Trust agreement; and

WHEREAS, none of the Trust Agreement, the 1940 Act nor the securities exchange on which the Shares are listed for trading require approval of the Amendment by the Shareholders.

NOW, THEREFORE, the Board of Trustees hereby amends the Trust Agreement, pursuant to Article IX, Section 1 thereof, as hereinafter set forth.

1.Amendment to the Trust Agreement.

Article V, Section 4(a) of the Trust Agreement is hereby amended and restated in its entirety to read as follows:

“(a) For purposes of determining the Shareholders entitled to notice of, and to vote at, any meeting of Shareholders, the Board of Trustees may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Trustees, and which record date shall not be more than one hundred and twenty (120) days nor less than ten (10) days before the date of any such meeting. A determination of Shareholders of record entitled to notice of or to vote at a meeting of Shareholders shall continue to apply to any adjournment of the meeting. Any meeting of Shareholders may be adjourned from time to time, provided that any adjournment of such meeting does not result in the meeting being held later than one hundred and eighty (180) days from the initial record date adopted by the Board of Trustees in connection with the original meeting. The Board of Trustees may fix a new record date for the adjourned meeting, and shall fix a new record date for any meeting that is adjourned for more than one hundred and eighty (180) days from the initial record date. For purposes of determining the Shareholders entitled to vote on any action without a meeting, the Board of Trustees may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Trustees, and which record date shall not be more than thirty (30) days after the date upon which the resolution fixing the record date is adopted by the Board of Trustees.”

2.Novation. This Amendment shall in no way be construed as a novation of the Trust Agreement. Nothing herein is intended to be or shall constitute a release, cancellation or extinguishment of the obligations, rights or duties of any party under the Trust Agreement, and such obligations, rights and duties of all such parties shall continue in full force and effect, as supplemented, modified and amended by this Amendment.

3.Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original, but which counterparts shall together constitute but one and the same instrument. This Amendment shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the UCC (collectively, “Signature Law”); (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature.

4.Governing Law. This Amendment shall in all respects be governed by, and construed in accordance with, the laws of the State of Delaware (excluding conflict of law rules), including all matters of construction, validity and performance.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, this Amendment has been executed and delivered by the Board of Trustees as of the date first written above.

BOARD OF TRUSTEES

/s/ Terry Loebs___________________
Name: Terry Loebs
Title: Trustee

/s/ Eric Weigel____________________
Name: Eric Weigel
Title: Trustee